ORE RESERVE ESTIMATE
SHANGCHAO ZINC/LEAD MINE

Guangxi Zhuang Autonomous Region

People's Republic of China

Prepared For

JINTAI MINING GROUP, INC.

By

John T. Boyd Company

Mining and Geological Consultants

Pittsburgh, Pennsylvania

Report No. 3480.3

NOVEMBER 2010

John T. Boyd Company
Mining and Geological Consultants

Pittsburgh
4000 Town Center Boulevard, Suite 300
Canonsburg, PA 15317
(724) 873-4400
(724) 873-4401 Fax
jtboydp@jtboyd.com

Denver
(303) 293-8988
jtboydd@jtboyd.com

Brisbane
61 7 3232-5000
jtboydau@jtboyd.com

Beijing
86 10 6500-5854
jtboydcn@jtboyd.com

London
44 208 748-5344 Tel/Fax

www.jtboyd.com

10 November 2010
File: 3480.3

Mr. Kuizhong Cai
President and Chairman of the Board
Jintai Mining Group, Inc.
615 S. Dupont Highway
Dover, Delaware 19901

Subject: Ore Reserve Estimate
Shangchao Zinc/Lead Mine
Guangxi Zhuang Autonomous Region
People's Republic of China

Dear Mr. Cai:

This report is prepared for Jintai Mining Group, Inc. (Jintai Group), and presents John T. Boyd Company's (BOYD) independent ore reserve estimate for the mining rights area authorized for the Shangchao underground zinc/lead mine. The subject mine is located in Guangxi Zhuang Autonomous Region, People's Republic of China. The mine, owned and operated by Huanjiang Jintai Mining Co., Limited (Jintai), produced approximately 350,000 tonnes of ore in the year ending 31 March 2010. The primary metals of interest are lead and zinc. By assignment, the reported tonnages are prepared in accordance with U.S. Securities and Exchange Commission (SEC) Industry Guide 7.

BOYD has relied on available source data as provided by Jintai. The source data were evaluated in the context of our broad Chinese and international experience.

Respectfully submitted,

JOHN T. BOYD COMPANY
By:

John T. Boyd II
President and CEO

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TABLE OF CONTENTS

Page

GLOSSARY AND DEFINITIONS

ANFO .... An explosive made by mixing ammonium nitrate and fuel oil (diesel fuel).

BOYD .... John T. Boyd Company.

Exploration Rights .... The exploration rights granted by the relevant authorities to conduct exploration activities within the area specified. Also referred to as an Exploration Permit.

Feasibility Study .... By international standards assesses in detail the technical soundness and economic viability of an undeveloped mining project and serves as the basis for the investment decision and as a bankable document for project financing. The study is based on a detailed mine plan and constitutes an audit of geological, engineering, environmental, legal, and economic information concerning the project. Generally, a separate environmental impact study is required.

FSR .... Feasibility Study Report, the document produced as a result of a feasibility study conducted by a Chinese design institute.

Geologic Report........................ Compiled by a Chinese exploration team or company after exploration activity is completed in a designated area. The report generally details geologic data, including location and geography, regional geology, mine geology, hydrology, engineering geology, environmental geology, resource/reserve tonnages, exploration status and resource assessment, etc. Supporting maps, cross sections, and figures may also be contained in or attached to the report.

In-Place .... The in situ ore tonnage before any adjustments for mining recovery, mining dilution, and beneficiation are applied.

Jintai.. Huanjiang Jintai Mining Co., Limited

Jintai Group .... Jintai Mining Group, Inc.

Indicated...................................... A moderate degree of geologic assurance. Estimates of quantity, grade, and volume are computed by projection of thickness, sample grade, and geologic data from nearby trenches, workings, and drill holes

	for a specified distance and depth beyond ore classed as measured. The assurance, although lower than for measured, is high enough to assume continuity between points of measurement.
Inferred	A low degree of geologic assurance. Estimates of quantity, grade, and volume are based on inferred continuity beyond measured and indicated for which there is geologic evidence. Estimates are computed by projection of thickness, sample grade, and geologic data from distant trenches, workings, and drill holes for a specified distance and depth beyond ore classified as indicated.
km	Kilometer.
kt	Thousand tonnes.
kV	Kilovolt.
kW	Kilowatt.
m	Meter.
m^2	Square meter.
m^3	Cubic meter.
Measured	The highest degree of geologic assurance. Estimates of quantity are computed partly from trenches, workings, and drill holes and partly by projection of thickness, grade, and volume not exceeding a specified distance and depth. Grade is calculated from the results of detailed sampling that may be located at some distance from this type of resource. The sites for thickness measurement are so closely spaced and the geologic character so well defined that the ore bodies are well established.
Mine Plan	By international practice, includes the current documentation of the state of development and projected exploitation of a deposit during its economic life, including current mining plans. The study takes into consideration the quantity and quality of the ore extracted during the reporting time, changes in Economic Viability categories due to changes in prices and costs, development of relevant technology, newly imposed environmental or other regulations, and data on exploration conducted concurrently with mining.

Mining Rights	The rights to mine mineral resources and obtain mineral products in areas where mining activities are licensed. The mining rights granted by the relevant authorities to conduct mining activities within the subject area, specifying mining elevations, mining method, annual output level specified, holder of record, area boundary coordinates, and validity period.
mm	Millimeter.
Mt	Million tonnes.
Mtpa	Million tonnes per annum.
Operating Cost	All cash and non-cash costs directly associated with ore production, including, but not limited to, raw materials consumed, salary and wages, labor benefits, power, repairs, ore processing, transport of ore from mine to processing point, general administrative expense, selling expenses, depreciation, amortization, and accrual charges.
Ore	A naturally occurring solid material from which metals or valuable minerals can be extracted.
Ore Processing	The process through which physical or chemical properties, such as density, surface reactivity, magnetism, and color, are utilized to separate the useful components of ore from mined rock, and which are then concentrated or purified by means of floatation, magnetic selection, electric selection, physical selection, chemical selection, reselection, and combined methods.
Ore Reserve	Ore Reserve is the economically mineable part of a Measured or Indicated Mineral resource. It includes diluting materials and allowances for losses that may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of the modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Ore Reserves are sub-divided in order of increasing confidence into Probable Ore Reserves and Proven Ore Reserves.

Overburden	Waste material overlying the bedrock.
PDR..	Preliminary Design Report, official documented report of the final design study conducted by a recognized Chinese mine design institute. The Preliminary Design study is undertaken after an FSR has been issued for the subject project. The PDR is a more detailed, comprehensive version of the FSR and generally expands the FSR with additional mine planning analysis, includes detailed mine opening and construction plans for initial work to full production status, and serves as a guide for mine construction and development.
PRC	The People's Republic of China.
Prefeasibility Study	Provides a preliminary assessment of the Economic Viability of a deposit and forms the basis for justifying further investigations (detailed exploration and feasibility). It usually follows an exploration campaign and summarizes all geological, engineering, environmental, legal, and economic information accumulated to date.
Probable Ore Reserve.............	The economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. It includes diluting materials and allowances for losses that may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.
Productivity	Measurements of worker efficiency usually expressed in terms of tonnes per unit of time, for example, tonnes per employee-year.
Proven Ore Reserve.................	The economically mineable part of a Measured Mineral Resource. It includes diluting materials and allowances for losses that may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and

	governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.
RMB	Renminbi — Chinese currency.
ROM	Run of mine — unprocessed mine production.
SEC	U.S. Securities and Exchange Commission.
Tonne	Metric ton equal to 1,000 kilogrammes.
tpa	Tonnes per annum.
tpd	Tonnes per day.
tph	Tonnes per hour.
UG	Underground.
USGS	US Geological Survey.

M:\ENG_WP\3480.003\WP\Report\Glossary and Definitions.doc

1.0 INTRODUCTION

1.1 Background

Jintai Mining Group, Inc. (Jintai Group) is a vertically integrated mining company operating in the Guangxi Zhuang Autonomous Region (Guangxi) of the PRC, and incorporated in the State of Delaware on 14 June 2010. Through a wholly-owned subsidiary—Jintai Mining Co., Limited (Jintai HK)—Jintai Group owns another subsidiary, Guangzhou Xiangguang Corporate Management Co. Ltd (Xiangguang), which controls Huanjiang Jintai Mining Co., Limited (Jintai) through a series of variable interest entity (VIE) contractual arrangements. Jintai owns and operates the Shangchao Mine, an underground zinc/lead mine located in Huanjiang County, Guangxi, PRC.

Jintai Group engaged John T. Boyd Company (BOYD) to complete an Independent Technical Review (ITR) of available ore reserve and supporting data for the mining right area. It is BOYD's understanding that this report will be used by Jintai Group in support of the initial pubic offering (IPO) of Jintai Group on the NYSE AMEX Stock Market. The reported tonnages are prepared in accordance with U.S. Securities and Exchange Commission (SEC) Industry Guide 7.

A profile of the operating mining right area is as follows:

<u>Shangchao Zinc/Lead Mine (Shangchao Mine)</u>

Location:	Huanjiang County, Guangxi, PRC
Certificate status:	Mining right certificate
Mining rights area:	2.8313 km^2
Mine type:	Underground
Ore type:	Lead and Zinc
Grade:	Pb 0.98%, Zn 4.61% (average for ore body)
Ore body number:	Three in total, main or body – No. II
Authorized production capacity:	30,000 tpa
Mine status:	Operating

1.2 Scope of Work

Our assignment is to estimate recoverable ROM ore reserves underlying the Shangchao Mine mining rights area. By assignment, estimates are prepared in accordance with SEC Industry Guide 7 requirements as of 30 June 2010. Data used in preparing our estimate included all updated exploration, as well as available resource/reserve and mining data. Additional review of the mining operations was completed in order to validate the economic mineability of reported reserves.

BOYD's approach to developing an estimate of ore reserves for the subject mine involved the following:

- Confirming the integrity of drill hole and other seam data for assurance of proper interpretation.
- Reviewing documentation of mining rights and production licenses to confirm necessary governmental approvals to mine are in place.
- Preparing reserve mapping and modeling to estimate recoverable ore reserve tonnages classified according to SEC Industry Guide 7.

We caution that our review of mining rights and production licenses was limited to verification that such documents existed and to determine any limitations regarding mining. BOYD is not qualified to, nor did we, complete a legal review.

1.3 Work Program

A comprehensive list of required source data was forwarded to Jintai Group upon initiating project work in June 2010. Information was subsequently provided to BOYD's Beijing office, which provided client liaison, technical, and translation support. Site visits to the mine were conducted by BOYD's Beijing office technical representative on 2 to 5 June and 16 August 2010.

1.4 Source Data

Principal information utilized in completing this report included:

- Guangxi Zhuang Autonomous Region Geological and Exploration Institute, July 2008, *Resource Validation Report with annex maps, Guangxi Huanjiang Jintai Mining Industry Co., Ltd*

- Guangxi Zhuang Autonomous Region Geological and Exploration Institute, August 2004, *Resource Prospecting Report with annex maps, Guangxi Huanjiang Jintai Mining Industry Co., Ltd*
- Guangxi Hezhou City Pinggui Design Institute Co Ltd., September 2008,*Shangchao Zinc/Lead Mine Design Plan, Guangxi Huanjiang Jintai Mining Industry Co., Ltd*
- Gaungxi Metallurgical Design Institute, April 2010, *Feasibility Study Report on Proposed 250 Ktpa Throughput Processing Plant, Guangxi Huanjiang Jintai Mining Industry Co., Ltd*
- Mining Certificate (No. C4500002009123210048009), area 2.8313 km^2, expiring December 2018.

The following supporting data were also provided by Jintai Group/Jintai for use in this study:

- Drill hole and drives/crosscuts channel sampling records.
- Reserve mapping providing the location of drill holes, mine workings, reserve polygons, and ore control (mining rights) areas and features impacting mining such as faulting, hydrologic barriers, local mine areas, etc.
- Reserve table listing polygon areas, ore body thickness, reserve classification, mining restrictions, etc.
- Map of mine workings as of 30 June 2010.
- Geologic cross sections in the reserves.
- Geologic evaluation reports.
- Ore quality data.
- Mine plan projections.

While the primary source of information (written and verbal) relied upon by BOYD in preparing this report was provided by Jintai Group (including geologic and preliminary design reports), we independently evaluated the reasonableness of the data provided within the context of our professional and technical expertise and our broad Chinese and international mining experience.

1.5 Project Team

The BOYD project team has extensive professional experience in mineral resource and mine evaluations. Key professionals for this project include:

Mr. Ronald L. Lewis – Managing Director and Chief Operating Officer, BS (Civil Engineering)
Mr. Lewis has 40 years of experience in assessment and evaluation of mining companies with specialized expertise in the areas of coal/mineral reserve estimation, opencut and underground mine analysis, and economic assessment of mining operations. He is a Registered Professional Mining Engineer and a recognized expert in mining property valuation. Mr. Lewis is a Registered Member of the Society for Mining, Metallurgy, and Exploration, Inc., and is qualified as a Competent Person as defined in the Australasian Code for Reporting of Mineral Resources and Ore Reserves (JORC Code).

Mr. David Zhong – Managing Director – Beijing Office, BS (Mining Engineering)
Mr. Zhong has over 40 years of experience in the mining industry, primarily in coal mine design at the Beijing Coal Design and Research Institute. His last position was that of Chief Engineer.

Mr. James F. Kvitkovich – Vice President, BS (Mining Engineering)
Mr. Kvitkovich has 28 years of experience in assessment and evaluation of underground coal mining operations throughout the world. He is a Registered Professional Engineer and is highly experienced with regard to reviewing and evaluating longwall mining operations. Mr. Kvitkovich is a Registered Member of the Society for Mining, Metallurgy, and Exploration, Inc., and is qualified as a Competent Person as defined in the Australasian Code for Reporting of Mineral Resources and Ore Reserves (JORC Code).

Mr. Michael P. Richardson — Senior Mining Engineer, Geol. E. (Geologic Engineering)
Mr. Richardson has over 37 years of mining industry expertise with a full understanding of mineral reserve estimation, mine planning, mine evaluation, and cost analysis. He is knowledgeable of openpit and underground mineral operations, including caving mines. He has geologic, metallurgical, and environmental experience as well as mining engineering experience. Mr. Richardson has worked on mining projects in Brazil, Canada, Chile, China, Honduras, Indonesia, and the United States. He is a Registered Professional Engineer and is BOYD's designated JORC Competent Person for this report. Mr. Richardson is a Registered Member of the Society for Mining, Metallurgy, and Exploration, Inc., and is qualified as a Competent Person as defined in the Australasian Code for Reporting of Mineral Resources and Ore Reserves (JORC Code).

Mr. Benjamin A. Quashie — Senior Mining Engineer, MS (Mining Engineering)
Mr. Quashie has 16 years of diverse experience in ore resource (reserve) estimation, mine planning (open pit and underground) and mine operations. He has provided technical support services for metal mines in China and internationally and has considerable experience in openpit optimization and design. Mr. Quashie is a professional member of the Society for Mining, Metallurgy, and Exploration, Inc.

1.6 BOYD Qualifications

BOYD is one of the largest independent consulting firms in the world serving the mining, financial, utility, power, and related industries. Our consultancy services have been provided since 1943 in over 50 countries. Our full-time staff includes specialists in the analysis of geology, reserves, mine planning and costs, material handling, markets, business planning, transport, and environmental issues. Our full range of professional services includes:

- Coal and mineral reserve estimation
- Due diligence of mining operations
- Fuel and energy supply planning
- Permitting and environmental analysis
- Market and transport analysis
- Economic feasibility studies and valuations
- Assessment of existing operations
- Strategic business planning
- Transport issues
- Asset appraisals
- Minerals industry restructuring
- Privatization studies
- Geologic, reserve and mine plan modeling
- Exploration design and supervision
- Geotechnical studies
- Technical assistance in legal matters
- Monitoring of operating companies
- Financial analysis

Our headquarters is located in the Pittsburgh, Pennsylvania, region in the United States. Branch offices are established in Denver, Colorado (US); Brisbane, Australia; and Beijing, China. BOYD also possesses extensive computer and software systems to estimate reserves and complete mine plans. These include Vulcan, MINCOM, SurvCADD, and others. Please visit our website (www.jtboyd.com) for additional details.

We have extensive experience in preparing Competent Persons and Independent Technical Review reports for international financing purposes and for stock exchange filings. We are knowledgeable of listing requirements of the SEC, Stock Exchange of Hong Kong (SEHK), London Stock Exchange, and NI43-101 (Canadian Requirements), JORC Code, etc. We are familiar with the level of effort required by international investors and financial institutions.

BOYD is a recognized consultancy having worldwide stature. We have completed over 2,000 resource and reserve audits. BOYD's reserve statements have been used by client companies, including some of the largest US coal producers, for SEC filings.

1.7 Statement of Interests

BOYD is a privately owned consultancy firm with headquarters in the United States. Our company was selected for this assignment on the basis of our internationally recognized expertise in exploration, resource/reserve studies, mine development, and valuation. BOYD has no ownership or shareholder interest in the Shangchao Mine, Jintai Group, or Jintai HK. Payment for our services is not contingent upon our opinions regarding the merits of the project or approval of our work by Jintai Group.

1.8 Forward-Looking Statements

Estimates of ore reserves, as well as projections of mine output and performance, are inherently forward-looking statements. Actual performance may differ from projections of future performance due to various reasons beyond the control of BOYD, including, but not limited to: inherent uncertainties in geologic data interpretation, occurrence of unforeseen geological conditions, change or lack of development in key domestic and international markets, material changes in market prices, variances in the execution of construction and mine plans, and significant changes in projected materials, supplies, parts and equipment, operating costs, and expenditures. Imposition of different central, regional, and/or local government policies could affect future production. For example, increased environmental compliance and changes in regulatory oversight for health and safety could result in reduced output and increased costs. Possible variations of future performance from the projections presented in this report are addressed in more detail in specific sections of this report. Comments on the risks inherent in the various operations are discussed in the appropriate sections.

1.9 Closing

In preparing this report, we have relied on exploratory drilling, reserve, operating, and other data as provided by Jintai Group. We have exercised reasonable care in reviewing the information provided. We have no reason to believe that any material facts have been withheld, or that a more detailed analysis may reveal additional material information. Our review has been completed in accordance with generally accepted standards and practices employed in the international mining industry. Although we have

compared key information provided by Jintai Group with expected values, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided. We are not responsible for any material errors or omissions in the information provided.

The findings and conclusions presented in this report represent the independent professional opinion of BOYD based on our review of available project information. We have made no attempt to verify the technical and geological information presented in the reference material documents and assume it has been prepared by competent engineers and geologists. Our expertise is in technical and financial mining issues, and BOYD is not qualified to offer, nor do we represent that any of our findings include, matters of a legal or accounting nature. BOYD's independent analyses of the available data have been developed in a manner consistent with industry standards and engineering practices. We believe our conclusions are reasonable assessments of the information provided.

The ability of Jintai Group, or any mine operator, to achieve the projections contained in this report is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, etc. Unforeseen changes in regulations could also impact performance, although we believe all findings and conclusions to be reasonable, we do not warrant this report in any manner, express or implied.

While this report addresses technical (e.g., reserve, mining, etc.) and financial (operating costs, capital costs, revenues, etc.) issues, qualified legal expertise is required to verify existing exploration and mining rights to the various areas.

Following this page is Figure 1.1, General Location Map Showing Shangchao Mine.

Respectfully submitted,

JOHN T. BOYD COMPANY
By:

Benjamin A. Quashie
Senior Mining Engineer

Michael P. Richardson
Senior Mining Engineer

David Zhong
Managing Director - China

James F. Kvitkovich
Vice President

Ronald L. Lewis
Managing Director and COO

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Legend
Roads
Railways
Waterways
N
SICHUAN
CHONGQING
GUIZHOU
HUNAN
YUNNAN
GUANGXI
VIETNAM
Chongqing
Yibin
Zunyi
Changsha
Zhaotong
Lupanshui
Guiyang
Baoshan
Kunming
Qujing
Xingyi
Guilin
Yuxi
Lincang
Base
Lao Cai
Lai Chau
Nanning
SHANGCHAO
ZINC / LEAD MINE
Shangchao
Zinc / Lead Mine
Area
Maolan
Banbang
Xunle
Dongtang
Beishan
Yamai
Jixiang
Chuanshan
Shuiyuan
Bagong
Hechi City
0 7.5 15 Km
Scale As Shown
FIGURE AREA
China
SCALE
KILOMETERS 50 0 50 100 150

FIGURE 1.1

GENERAL LOCATION MAP

Showing

SHANGCHAO ZINC / LEAD MINE

Guangxi Zhuang Autonomous Region,

Peoples's Republic of China

Prepared For

JINTAI MINING GROUP, INC.

John T. Boyd Company

November 2010

Scale 1 : 5,000,000

2.0 SUMMARIZED FINDINGS

2.1 Introduction

Shangchao is located 50 km (straight distance) north of Huanjiang County, Guangxi Province, and is owned and operated by Jintai. The underground mine produces a polymetalliferous ore. Zinc is the primary metal, and there are secondary quantities of lead. The mining right area operates under the jurisdiction of Shangchao Township of Huanjiang County.

Access to the an active underground mine is provided by a series of nine major portals. Mine development commenced in October 2005, on a small scale at an output level of less than 30,000 tpa, but has gradually increased over the years. A summary of the existing mining right follows:

Mining Right Certificate Number	Mining Method	Area (km^2)	Mineral	Mining Right Grant Date (yr/month)	Mining Right Expiration (yr/month)	Authorized Output Capacity (tpa)	Authorized Mining Elevation (m)
C4500002009123210048009	UG*	2.8313	Pb, Zn	2009/12	2018/12	30,000	220

*UG = Underground

Although the authorized annual output level under the mining rights certificate is 30,000 tonnes, current production has reached 400,000 tpa and it is anticipated to exceed 500,000 tpa in the future. Jintai intends to apply for revisions to the mining rights certificate to increase annual output and to expand the mining rights to include mineral deposits below the 220 m elevation.

Within the mining district, three mineralized ore bodies are defined, of which the No. II ore body is actively being mined and accounts for the ore reserves. Current mining is mainly on levels at 305, 310, 318, 280, 265, and 245 m elevations. The adit-winze-raise and/or incline-drift-crosscut configuration methods of development are used. The mining method used in this mine is mainly shrinkage stoping, with sublevel stoping also used in some areas. The mine staffing totals 866 personnel, and an additional 40 personnel work in the corporation administrative office. A three 8-hour shifts working schedule is followed at the mine. An additional 502 personnel staff the Yagang and Xingda concentrators and Duchuan smelter. Jintai's total employment is 1,408.

Ore produced in the active mining areas is hoisted to the surface by winches and mine cars. Generally each portal has its own independent production system. Ventilation is mainly achieved by natural ventilation, although auxiliary fans are used underground to dilute and disperse fumes from blasting operations.

2.2 Geology

The mining area is located at the western end of the Luocheng depression belt (which is an integral part of the Gui northeast - Gui middle depression in the South China fold system) and lies on the eastern limb of the southern end of the Shangfu – Kenyue anticline.

The regional fold structures are mainly the Shangfu – Kenyue anticline with the two limbs dipping at 8 to 30 degrees. There are also secondary folds associated with and running parallel to the main anticline. Three groups of faulting are also identified in the area.

The occurrence of No. II ore body was defined (explored) by one drill hole at the prospecting stage. Subsequent mining (drives and crosscuts) are now available to define the geology of the ore body. The ore body is approximately stratified in composition, has an approximate northeast strike direction, and dips between 50 to 85 degrees. The length of the controlled ore body is approximately 500 m, with thickness ranging between 10 and 44 m, averaging 20 m. The minimum and maximum overburden depths are 135 and 480 m, respectively. The middle portion of the No. II ore body is transected by fault or fracture along the strike, resulting in a southwestward displacement of the lower ore body. The host rock for the ore mineralization includes: biogenic reef limestone and marilite as well as fine to coarse crystalline dolomite with an argillaceous limestone cover layer. The ore body further extends along strike and dip directions, but is strictly controlled by the biogenic reef, dolomite, and F_4 fault. The bottom of No. II ore body has not been defined, presenting the possibility for additional ore with increasing depth.

2.3 Ore Reserves and Quality

Based on our geologic modeling and independent estimate, No. II ore body has 1,853,000 ROM ore tonnes of Probable Reserves, as of 30 June 2010, as follows:

	30 June 2010		
	ROM Ore*	Average Grade*	
	Tonnes	Pb	Zn
Category	(000)	(%)	(%)
Probable Reserves	1,853	1.20	5.17

* Diluted basis.

2.4 Conclusions

Recognizing the current and future demand for metal products in China's economy, the market for the output of Shangchao Mine should be secure. Based on present and expected operating performance and present market conditions, the estimated ore reserve tonnages at the Shangchao Mine are economically mineable and qualify as reserves, as defined under SEC Industry Guide 7, where the necessary mining rights are controlled.

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3.0 GEOLOGY AND RESERVES

3.1 Property Description, Location, Transportation, and Climate

The mining rights area for Shangchao Zinc/Lead Mine encompasses 2.8313 km^2 and is located 50 km (straight distance) north of Huanjiang County, Guangxi Province. From Hechi City, the mine is situated approximately 80 km away. The tenement area falls under the jurisdiction of Shangchao Township of Huanjiang County, and it is bounded by the following boundary inflexion points:

Abscissa (X)	Ordinate (Y)
2794802.66	36520076.17
2795601.56	36520074.87
2795602.16	36520494.67
2796063.76	36520493.97
2796063.76	36520928.37
2796742.66	36520928.37
2796742.66	36521928.37
2794792.66	36521928.37

The mining right certificate specifies mineable depth between elevations of 458.271 m and 219.971 m above sea level, at an authorized output level of 30,000 tpa. The existing term extends to December 2018 but is generally renewable for a subsequent nine-year term for medium-scale zinc/lead mine upon the payment of the rental fee. BOYD understands that the mine operator intends to apply for modifications to the existing certificate to increase the authorized output level and to extend the mining rights to include mineral deposits below the 220 m elevation.

The mine area has a good access to the existing transportation network, with third-class roads traversing Hechi, Huanjiang, and Shangchao. The Shangchao Railway Station is 1 km away from the mine site, and a secondary highway connects Shangchao Town and the mine site. A commercial airport exists at Nanning, the capital city of Guangxi Province, which is approximately 3 1/2 hours by road to Hechi City.

Overall economic activity in the region is reported to be modest. Although good soil and sufficient precipitation exist, the generally mountainous terrain of the area limits productive agricultural land. Corn and wheat are the primary regional products, with significant rice and bean production. The major industry of the region is mining. Metals such as lead and zinc, iron ore, and pyrite and non-metalliferous minerals such as phosphorous and limestone comprise the primary commodities mined in the region. Availability of labor, especially for skilled mining personnel, appears to be abundant.

The Zhuang, Han, and Yao nationalities live within the tenement area and provide a source of unskilled workers for the operation.

The area's undulating topography, ranging between 270 and 755 m above sea level, characterized as low to medium mountain range, forms the southern edges of the Yunnan-Guizhou plateau. Soil erosion is pronounced around the elevation 280 m above sea level, resulting in huge gullies in the mountains. Although the area is on the northern fringe of the sub-tropical climate zone, there are four distinct seasons, with an annual average temperature of 19°C. Summer is characterized by scorching sunshine resulting in temperatures up to +38° C in July. Winter sometimes brings temperatures as low as -3° C.

Precipitation occurs mostly between the months of May and August, ranging between 973 and 1,801 mm per year, with an annual average of 1,389 mm. Spring and autumn are pleasant with mild temperatures and little precipitation.

The Cai Xiu River with a catchment area of about 43 km^2 traverses the southern portion of the mining rights area, and the Huanjiang River flows through the eastern corridor from the north towards the south. The two rivers converge at the southeastern corner of the property. The minimum and maximum flow rates of the Cai Xiu River are 27.44 L/s and 22,595 L/s, respectively; the upstream of the confluence of two rivers has a recorded maximum flow rate of 34,300 L/s.

3.2 Site Infrastructure

Site infrastructure consists of make-shift buildings for offices, staff housing, and warehouses for the storage of basic necessities. Paved road access is available to the mine site from Hechi City. Power from the existing national grid is adequate and readily available to the operations and is provided to the mine by the Shangchao transformer substation of the Huanxian Power Supply Company, which is part of the PRC power network. A mobile telecommunication receptor is located within the confines of the mine and provides for the mine's communication needs. Water supply for mining and processing comes from the Huanjiang River, which is near Shangchao village.

3.3 Regional Geology

The mining area is located at the western end of the Luocheng depression belt, which is an integral part of the Gui northeast – Gui middle depression in the South China fold system and lies on the eastern limb of the southern end of Shangfu – Kenyue anticline.

3.3.1 Strata

The strata within the mining area consist mainly of the Middle Series of the Devonian System, secondly of the Upper Series of the Devonian System, and less of the Lower Series of the Carboniferous System. Biogenetic reef outcropping is observed in the vicinity of the village committee office of Beishan village. The lithologic sequence of the strata in ascending order follows:

- Donggangling Formation (D_2d) of the Middle Series of the Devonian System:
  - The lower section ($D_2d^{1\text{-}2\text{-}2}$) is as follows: The mid-upper part consists of dark-gray, medium-thick bedded, fine to micro-crystalline limestone and limestone containing bioclastics, which in turn contain numerous fragments of brachiopods. The lower part consists of dark-gray, medium-thick bedded, micro-crystalline limestone and bioclastic limestone, interbedded with gray-black marilite, argillaceous limestone, and limestone containing chert stripes (nodules). The bottom consists of one layer of coral fossils approximately 1 m thick. This stratum sporadically outcrops within the mining area.
  - The first layer at the upper section ($D_2d^{2\text{-}1}$) consists of gray to dark-gray, thick-bedded limestone, bioclastic limestone, and limestone containing bioclastics, which in turn consist of branch-shaped stromatopora, coral, and brachiopods. The bottom consists of one layer of argillaceous sandstones and argillaceous siltstones, with lithofacies changing into marilite and argillaceous limestone. This stratum is distributed in the northern portion of the mining area.
  - The second layer at the upper section ($D_2d^{2\text{-}2}$) consists of gray-black mudstones, marilite interbedded with mudstones, interbedded colluvial strata in the near-to-reef portion. It is sporadically distributed in the northwestern portion of the mining area, containing fragments of ammonite, lamellibranch, and vegetation. The thickness of this layer ranges between 0 and +204 m.
- Guilin Formation (D_3g) of the Upper Series of the Devonian System
  - The first layer at the lower section ($D_3g^{1\text{-}1}$) consists of dark-gray to black-gray, thin to medium-thick bedded limestone with chert nodules (stripes), interbedded with marilite, syngenetically brecciated limestone and colluvial rocks. The bottom of the formation usually consists of one layer of bioclastic limestone, which ranges from 0 to 20 m in thickness, distributed in the western portion of the

mining area, with fossils of conodonts and cheirolepidiaceae identified. Its thickness ranges between 0 and 156 m.

- The second layer at the lower section ($D_3g^{1\text{-}2}$) is as follows: The top and bottom both consist of syngeneticaly brecciated limestone, while the middle part is predominantly marilite and argillaceous limestone interbedded with syngenetic conglomeratic limestone, distributed in the southern and middle portions of the mining area, with lithofacies changing into limestone and syngenetic conglomeratic limestone northwards and frequent alteration into brecciated dolomite. The fossils of Yunnanella and conodonts are identified. Thickness of this layer is between 0 and 70 m.

- The first sub-layer of the third layer at the lower section ($D_3g^{1\text{-}3\text{-}1}$) consists of gray thin to micro-thin bedded interbeds of marilite and argillaceous limestone, usually containing 1 to 2 layers of syngenetic conglomeratic argillaceous limestone. Current curled and/or convoluted bedding are often observed in the upper formation that is distributed at the east side of the mining area, with fossils of coral and Tentaculites identified. The lithofacies changes into limestone southwards. Layer thickness ranges from 4 to 123 m.

- The second sub-layer of the third layer at the lower member ($D_3g^{1\text{-}3\text{-}2}$) consists mainly of a black marilite, and argillaceous limestone distributed on the eastern side of the mining area, with fossils of spiriferidae and mollusks identified. Thickness of the layer ranges from 126 to 244 m.

- The first layer at the upper member ($D_3g^{2\text{-}1}$) consists of gray thin layers of limestone, marilite, and lenticular limestone. The bottom layer hosts one layer of lenticular limestone which is 1 to 2 m thick. Distributed on the eastern side of the mining area, with fossils of brachiopods and Tentaculites. The layer thickness ranges from 13 to 36 m.

- The second layer at the upper member ($D_3g^{2\text{-}2}$) comprises a dark-gray, medium-thick to thick bedded, strap-shaped, lenticular limestone, interbedded with thin-bedded argillaceous limestone and limestone with chert stripes. The bottom consists of one layer of syngenetic conglomeratic limestone 2 to 4 m in thickness, occurring on the eastern end of the mining area. Thickness ranges from 43 to 65 m.

• Rongxian Formation (D_3r) of the Upper Series of the Devonian System consists of light-gray to gray-white, medium-thick, block-shaped limestone. Dolomitic limestone and dolomite lens are interbedded in the lower part. The mid-lower part contains a relatively large amount of ooide and a small amount of snail fossils, occurring at the eastern portion of the mining area. Thickness of the formation is 728 m.

• Raoyunling (C_1y) of Lower Series of Carboniferous System comprises gray ~ dark-gray medium, thin-bedded, argillaceous limestone, containing a relatively large

amount of fragments of Lamprometra palmata and fossils of corals and brachiopods with a unit thickness of 95 m.

- Shangchao Formation (C_1sh) of Lower Series of Carboniferous System is composed of a light-gray to gray-white, medium-thick to thick bedded, fine-grained quartzite sandstones, siltstones interbedded with pink-red, thin-bedded argillaceous siltstones and gray, medium thin bedded argillaceous limestone and marilite occurring at the northeast side of the mining area and contains fossils of brachiopods and corals. Its thickness is greater than 350 m.

Stromatoporoid reefs are widely developed in the strata within the mining area. Using the bottom conglomerates in the upper member of the Donggangling Formation as the boundary, the higher portion is classified as Beishan Reef, while the lower portion is divided as Dongmang Reef. Biogenetic reefs have a close relationship with minerogenesis of pyrite-zinc-lead ores within the area.

3.3.2 Structure

Folding

The regional fold structures are mainly The Shangfu – Kenyue anticline is the main regional structural feature. The axis of the anticline crosses the Kenyue village in the southwest of the mining area and runs northeastward through Shangfu village before extending into Guizhou Province. This anticline is 32 km long and 8 km wide within Guangxi Province, with the Sipai formation of the Lower Series of the Devonian System and the Donggangling formation of middle series of the Devonian system being the strata of axis. The axis, oriented in a north-northeast direction with the two limbs dipping at 8 to 30 degrees, is respectively truncated by two normal faults, forming a “horst” structure where two limbs descend while the core ascends. This mining area is located on the east limb of the southern end of the Shangfu – Kenyue anticline.

There are a series of secondary anticline and syncline structures developed within this mining area, mainly including:

- Houdong – Donggang anticline is located at the northwestern corner of the mining area, with an axial direction of 23 degrees and length of 740 m. The oldest stratum of its axis outcropping is the second layer at the upper member of the Donggangling formation. The rock formations at its west and east limbs dip respectively at 13 to 25 degrees and 24 to 45 degrees.

- Dongmi anticline is distributed in the middle portion of the northern section of the mining area, with its axis oriented in an approximate south-north direction and a length of 700 m. The stratum of its axis is the first layer at the lower member of the

Guilin formation. The rock formation gradients at its two limbs are nearly consistent, generally 20 to 30 degrees.

- Jiuhuai syncline starts 200 m east of Jiuhuai Village in the north and runs southwards, extending 1,300 m in a south-north direction. The newest stratum of its axis at the southern section is the third layer at the lower member of the Guilin formation. The rock formations generally dip at 10 to 20 degrees.

There are also secondary folds developed among the above-mentioned folds, with their axial directions parallel with the main anticline's axial direction.

Faulting

The developed fault structures can be divided into three groups according their strikes:

- North-Northeast trending faults that mainly include the F_4, F_3, and F_8 faults.

  - F_4 fault is a regional normal fault, striking to the northeast and dipping to the southeast at 44 to 88 degrees, with a crushed zone with width of 1 to 35.5 m. The fault is 78 km in length. The ore deposits (points) identified so far are mostly located in the west wall of the fault and partly in the east wall.

  - F_3 fault is distributed in the southern portion of the mining area and located west of F_4 fault. This fault is a normal fault whose length is more than 3 km, dipping in a southeast-east direction at 35 to 75 degrees. Its crushed zone is 0.8 ~ 8m wide, with dolomitization, pyritization, and zinc-lead mineralization partly identified. The majority of industrial ore bodies of the deposits in this mining area occur between F_4 and F_3 faults. F_3 fault transects reef dolomite and earlier-formed ore bodies and is a fault with multiple movements, also acting as a channel for superimposed and enriched mineralization via ore-bearing hydrothermal fluids at later stage.

  - F_8 fault, located 350 m to the west of the F_4 fault, strikes in a north-northeast direction and dips to the southeast-east at 50 to 70 degrees. The fault is more than 3 km in length and ranges between 1 and 3 m in width, with no obvious mineralization identified.

- East-west trending faults are limited to the F_9 fault in this area. The F_9 fault is located in the vicinity of the No. 66 exploration line and was disclosed by tunnels. It strikes to the northeast to east-west direction, dipping to the south at 60 degrees. The crushed zone, identified at the outcrop at more than 20 m in width contains ferrous cataclastic rocks and has developed deflection structures. The fault, which is loosely structured, transects the No. II ore body and is a post-mineralization fault.

- Northeast trending faults are relatively centralized and occur in a group, striking at 40 to 70 degrees and dipping northwest or southeast. The faults are characterized as high angle normal faults or reverse faults but are relatively small in size.

- Interlayer crushed zones are found distributed in the mining area. Fracturing, crushing, and brecciation occurred under the action of east-west extrusion force on relatively brittle rocks, ore-bearing dolomite, and ore layers, creating advantageous conditions for superimposition and enriching of ore-forming fluids in later periods.

The north-northeast trending faults and interlayer crushed zones within this area tend to jointly play a role in ore control. At the junctions or crossing points of these two, steeply dipping or gently dipping composite ore bodies tend to develop, with relatively favorable grades of ores.

3.3.3 Magmatic Rock

There are no outcrops of magmatic rocks identified within the mining area. The available gravity data and presence of magnetic materials indicate the occurrence of concealed granite in the Beishan area, which is thought to have contributed to the genesis of mineralization (ore-forming materials) in the area by providing the necessary hydrothermal conditions for the transport of magmatic fluids (molten ore).

3.3.4 Metamorphism and Alteration of Surrounding Rocks

Regional metamorphism occurs in the strata of the Lijiapo formation (Z1j) of the Sinian System located in Xunle Town, lying on the northern periphery of the mining area. Lithologically, the rock is gray to gray-green in color, with constituents being solely varying grain sizes of weakly metamorphosed conglomeratic argillaceous sandstones. No obvious metamorphism occurs in this area, but alteration of surrounding rocks is relatively obvious and pronounced. Alteration of the surrounding rocks occurs mainly in the form of dolomitization, retrograded dolomitization, and pyritization.

Dolomitization

Dolomitization, identified mainly in the top of the biogenetic reef and part of the cover layer, can be classified by three stages:

- Dolomitization of earlier-formed rocks: Dolomitization occurred after the completion of the biogenetic reef when its magnesium ion contents were relatively high and exchanged with calcium ions of aragonite in limestone under the pressure of overlying cover layer. This type of dolomite is characterized by dark color, content of marilite, intact rhombohedron of dolomite crystal, well-proportioned size, and frequent occurrence of spherical and columnar stromatopora.

- Recrystallized dolomitization: Dolomitization mainly due to catagenetic recrystallization and secondly metasomatism of ore-bearing and magnesium-bearing solutions that caused occurrence of recrystallization, discoloration of earlier-crystallized dolomite, and enlarging of the scope of dolomite.

- Later stage dolomitization: Dolomitization that mainly occurred after the mineralization stage when dolomite penetrates in fine-veined or net-veined shape, metasomatizing virgin rocks and ores.

Retrograded Dolomitization

Retrograded dolomitization occurs in the form of metasomatization of earlier-formed dolomitized rhombohedron by calcite.

Pyritization

Pyritization is frequently identified in the biogenetic limestone in the first layer in the upper member of the Donggangling formation (D_2d^{2-1}), the limestone with chert stripes in the first layer at the lower member of the Guilin formation (D_3g^{1-1}), and the crushed zones of F_3 and F_4 faults. Pyrite has a spotted, stellate, or fine-veined occurrence.

3.4 Deposit Geology

The principal zone of mineralization exploited by the Shangchao Mine is the No. II ore body. The geologic modeling and resource evaluation during this study targeted the No. II ore body and the term "ore body" as used in this report refers to the No. II ore body. The No. II ore body is a relatively complete ore body. The quantity and size of peripheral ore bodies are relatively small, not clearly bounded and are not considered in the reserve estimation.

The geology and occurrence of No. II ore body was mainly controlled by one drill hole (ZK6508) at the prospecting stage. In later stages, the geology and extent of the ore body was defined by drives and crosscuts, which were deployed at the midsections with elevations of 135, 185, 210, 245, 265, 280, 305, 310, 315, and 318 m. According to the current exploration lines, the ore body (mineralization) occurs mainly between the No. 65 and No. 66 exploration lines.

Stratified in its composition, the ore body strikes in an approximate northeast direction, with dips of 50 to 85 degrees. The length of the controlled ore body is approximately 500 m, with a thickness ranging between 10 and 44 m, averaging 20 m. The minimum and maximum overburden depths are 135 and 480 m, respectively. The middle portion of the ore body is transected by fault or fracture along the strike, resulting in a

southwestward displacement of the lower ore body. The ore body occurs in biogenic reef limestone and marilite as well as fine to coarse crystalline dolomite and is overlain by a layer of argillaceous limestone. The ore body further extends along strike and dip directions, but is strictly controlled by the biogenic reef, dolomite, and F_4 fault. The bottom of the ore body is not defined, presenting the possibility for additional ore deposition with increasing depth.

3.5 Mineralization and Ore Quality

3.5.1 Mineral, Structure, and Chemical Composition of the Ore

The mineral constituents of ore are pyrite and sphalerite, with a small amount of galena. The gangue minerals include dolomite, some calcite, quartz, and carbonaceous materials, as follows:

		Grain	
Mineral	Color	Type	Size (mm)
Pyrite	Light Yellow	Hypidiomorphic to allotriomorphic	0.1~2
Sphalerite	Chocolate Brown	Allotriomorphic (some idiomorphic)	0.1~0.8
Galena	Lead Gray	Hypidiomorphic w/partial idiomorphic	0.1~0.5
Dolomite	Gray White	Hypidiomorphic and idiomorphic	0.5
Calcite	Light Gray	Allotriomorphic	~0.5
Quartz	Ivory	Allotriomorphic	0.5

Quartz often occurs in cementation with carbon and argillaceous materials. Carbon also occurs irregularly in dolomite grains with a content level of less than 10%. The galena also occurs with idiomorphic cubes with a grain size of about 10 mm

Dolomite of ore, comprised mostly of hypidiomorphic to idiomorphic rhombohedrons, is xenomorphic-granular, with medium size grains predominant and mutually embedded and contacted to form medium size dolomite. The calcite and quartz are xenomorphic-granular and are sporadically scattered and filled in interstices and fissures of dolomite. The pyrite is hypidiomorphic to xenomorphic-granular and is closely combined, occurring as compact crystal stock. Sphalerite and galena are mostly xenomorphic-granular and are either in close intergrowth with pyrite or filled and metasomatized along fissures of pyrite.

Mineralization occurs with idiomorphic-granular textures, hypidiomorphic to xenomorphic-granular textures, metasomatic relict textures, metacolloidal textures, axiolitic textures, brecciated textures, and disseminated textures.

Grades of the mineralization for the entire ore body are:

Mineral	Typical Range	Maximum	Average
Lead	0.16% - 2.08%	8.45%	0.98%
Zinc	1.05% - 8.60%	19.80%	4.61%

3.5.2 Ore Type and Grade

The use of the term "ore" in the remainder of this discussion refers to that mineralized portion of the deposit that is anticipated to be exploited by the mining process and reflects the usage of that term at the mine. The natural type of ores are primary sulfides and the industrial type is pyrite-zinc-lead ore.

Grades of the zinc-lead ore classified based on Chinese standards are as follows:

- Equivalent grade Pb+Zn<4% classified as lean ore.
- Equivalent grade Pb+Zn 4% ~ 8% classified as medium ore.
- Equivalent grade Pb+Zn to >8% classified as rich ore.

The combined grade Pb+Zn for most of the ore within No. II ore body is reported to range between 4.68% and 6.29%; hence, it is classified as medium ore in terms of grade. Ores with grade of Pb+Zn<4% occur only locally (limited occurrence) and account for less than 1% of the total resource tonnage.

3.5.3 Ore Body Wall Rock and Gangue Material

The wall (country) rock consists of top reef dolomite and brecciated dolomite, with thickness ranging from several meters to tens of meters. The floor of the ore body is composed of biological clastic limestone, with localized altered dolomite. The boundaries between the ore body and the wall rock are distinct and distinguishable by visual inspection. There is minimal gangue material embedded in the No. II deposit.

3.5.4 Ore Deposit Genesis and Controlling Factors

According to deductions based on the genesis of the neighboring Beishan pyrite-zinc-lead deposit, it is believed that the deposit is a stratabound deposit with ore formation through sedimentary mineralization – diagenetic thermal brine transformation and enrichment. The mine is regionally controlled by geotectonic location, with its metallogenesis and mineralization restricted by lithofacies-paleogeographic environment and the deposit controlled by biogenetic reef, dolomite, and the F_4 fault. From the evident controlling factors and experience with deposits of similar types, this type of deposit is considered to exhibit continuity and stability.

3.6 Exploration History and Corresponding Evaluation of Deposit

Chronologically, historic geological work at the Shangchao Mine site is summarized below:

- **1959 – 1968:** Guizhou and Guangxi geological survey teams successively conducted geological surveys with maps prepared at a scale of 1:200,000, yielding the Rongjiang and Luocheng geological maps. These maps cover the Shangchao mining area and formed the basic data for the work on geology and mineralization determination in the subject area.

- **1987 – 1988:** Guangxi geophysical prospecting team and Guangxi No. 6 geological team successively completed geochemical investigations in the area, resulting in 1:200,000 scale Luocheng and Rongjiang geochemical maps. These maps were the source for identifying seven mineralization areas where elements such as Cu, Pb, Zn, etc., were delineated.

- **1989 – 1992:** Guangxi No. 7 geological team completed a regional geologic survey and associated 1:50,000 scale mapping, and this work systematically categorized strata and sedimentary facies.

- **2002 – 2004:** Guangxi No. 7 geological team and Geophysical/ Geochemical Prospecting Institute, a subsidiary of Guangxi Geological Exploration Institute, probed the Shangchao Zinc/Lead Mine area and submitted the prospecting report entitled: *The Investigation Report of Shangchao Zinc/Lead Mine Area of Huanjiang County in Guangxi Province*. This report was approved and adopted as the official document Gui Reserve Review Committee File No. 8 (2004) and was recorded in the Land and Resources Department of Guangxi Zhuang AR.

- **February – July 2008:** The Central Geological Exploration Institute of Guangxi Zhuang AR conducted a mine survey, involving field reconnaissance, data collection and geophysical logging of underground works, sampling and testing. The institute surveyed and reviewed the mined areas, conducted sampling and logging in the production and exploration workings located at the midsections with elevations of 265 m to 245 m. The *Review Report for Resource/Reserve for Shangchao Lind/Zinc Mining Area in Huanjiang County in Guangxi Zhuang AR* was submitted to the Inspection and Review Department of Beijing Zhongkuanglian Consulting Center. The Center reviewed the report, which is on file with the Department of Land and Resources of Guangxi Zhuang Autonomous Region.

The 2002 – 2004 prospecting/exploration work primarily included geological mapping (revision of local geology), geophysical survey, investigation of old underground openings, refurbishment of old underground openings, and diamond drilling (three drill holes having an average depth of 380 m). The exploration program also included

analysis of geochemical sampling. The following summarizes the reported work completed in the prospecting/exploration program:

- Geological Mapping (revision of local geology) – 12.30 km^2.
- Investigation of Old Underground Openings – 4674.1 m.
- Refurbishment of Old Underground Openings – 2369.9 m.
- Drilling – 1140.38 m (drill holes ZK6510, ZK6508, and ZK6613).
- Geophysical Survey (well) – 780.38 m.
- Drilling Platform (sketch) – 497.38 m^2.
- Access Roads (drilling) – 1,388 m.
- Geochemical Sample Analysis – 200 (pieces).
- Rock Specimen – 82 (pieces).
- Exploration Line Survey – 1 (length 527 m).

The 2008 work program, conducted while mining was actively in progress, involved crosscutting and drifting with channel samples taken for assay. The 2008 work program is summarized below:

- Tunneling – 291.5 m (drifting: 165.00 m; crosscutting:126.50 m).
- Mined-out Area Survey – 9 (survey points).
- Crosscut Mapping/Logging – 126.50 m (drifts not sampled).
- Investigation of Old Underground Openings – 2,500 m.
- Sampling – 86.
- Assays – 86.

In August 2010, Jintai conducted sampling and assay work in the drifts and crosscuts in the 305 to 318 midsections. The sampling involved eight crosscuts, with a total of 173 samples collected. This work provided the basis for the present reserve estimate.

Surface drilling to determine deposit control in the prospecting stage did not yield good results; the only mineralized intercept was in ZK6508 drill hole. At present, mining work has been developed in the drives, located at various positions in the ore body. From a spatial view, underground workings were developed based on the occurrence of the ore body, and it is clear that both the structural continuity and grade continuity of the ore body are stable and favorable. However, due to limited sampling and assay work, certain areas in the mine could not be evaluated for ore reserve estimation.

3.7 Mineral Resource Estimation

3.7.1 General

The following general methodology was used to complete the ore estimate:

- Study of the regional and local geology.
- Review of lithological units within the mine area.
- Statistical analysis.
- Reference to China reserve/resource estimation handbook.
- Professional experience with the type of deposit.

The geological modeling and basic materials and data for resource estimation are based on the *Prospecting Report for Shangchao-Gangshan Zinc-Lead Mining Area of Huanjiang County in Guangxi Zhuang Autonomous Region* submitted in 2004, the *Review Report for Resource/Reserve of Shangchao Zinc-Lead Mining Area in Huanjiang County in Guangxi Zhuang Autonomous Region* submitted in July of 2008, and the complementary survey, sampling, and assay program conducted by Jintai and reviewed by a BOYD senior mining representative in the period August through October 2010.

Datamine Corporate Limited (Datamine) software was employed for generation of the geologic model of the deposit. The Datamine software has been accepted since 2001 for estimation of resources/reserves in China.

BOYD's reserve estimate addresses only the zinc sulfide ores as found in the Shangchao Mine underground workings. Zinc oxide ores that are mined on an occasional basis from small surface pits are not addressed in this report.

3.7.2 Basic Database

The drill holes in the prospecting stage included ZK6510, ZK6508, and ZK6603, of which only ZK6508 intercepted partial mineralization with grades lower than industrial grades. The main ore intercepts used to define the deposit were obtained from the underground workings. During the 2008 reserve review completed by Central Geological Exploration Institute of Guangxi, all sampling work was undertaken in exploration drifts. The August 2010 program involved sampling completed in drives and crosscuts.

The basic statistics of the collected samples are as follows:

Item	Pb	Zn	S	TFe
Total Number of Records	833	833	833	833
Number of Samples	833	833	264	174
Number of Missing Values	-	-	569	659
Maximum	11.50	19.80	37.58	46.90
Minimum	0.0044	0.0035	0.0002	0.2000
Range	11.4956	19.7965	37.5798	46.7000
Mid-Range	5.7522	9.9017	18.7901	23.5500
Median	0.99	5.00	4.22	6.65
Median Deviation	0.6766	2.1550	9.2798	8.7352
10th Percentile	0.086	0.230	0.008	0.400
90th Percentile	2.100	6.997	23.530	26.510
Average Grade	1.1022	4.2428	9.8311	10.3280

3.7.3 Geologic Interpretation

The ore body occurs in biogenic reef limestone and marilite as well as in fine to coarse crystalline dolomite with an argillaceous limestone cover layer. The ore body further extends along strike and dip directions, but is strictly controlled by biogenic reef, dolomite, and the F_4 fault. Strike of the ore body is in an approximately northeast direction; the ore body is approximately stratified in its composition. The middle portion of the No. II ore body is transected by a fault or fracture (F_9) along the strike, resulting in a southwestward displacement of the lower portion of the ore body.

Under the lithological and structural control and in combination with available exploration results, it is believed that the grades of the ore body are relatively consistent and continuous. Thus, the mathematical three-dimensional finite difference method is adopted for modeling. In order to better control the boundaries, the ore body is delineated in a horizontal plane (mining levels), leading to confinement of the grade estimation domain. The grade estimation, employing geostatistical three-dimensional variographical methods, is used to create the geological block model.

3.7.4 Bulk Density

The basic geological work did not provide bulk density determination. The tested bulk density value of 3.0 t/m^3 described in the exploration report for the neighboring Beishang deposit, whose ore types are similar to the Shangchao's deposit, is accepted for this study.

3.7.5 Data Preparation and Compositing

Sample point coordinate data for the drives and crosscuts, as submitted to BOYD for this study, included the two endpoints and the middle coordinates of the openings.

Correction for deviation of the survey data was not required based on our judgment of the minimal deviations observed in the openings. The primary database for the block modeling (including collar, assay, survey, and geology tables) are built through methodical sorting and calculation of the data-sets. Sampling lengths average approximately 2 m.

Sample length compositing was not undertaken for this work because continuous sampling was not undertaken in some of the drifts (drives)/crosscuts. However, in our opinion, this will not have a negative impact on the estimation results because the sampling lengths were generally 2 m, with occasional occurrence of other sampling lengths. For details of statistics of the sampling lengths, see the graph below.


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Sample Length (m)

3.7.6 Data Statistics

Statistics of grade distributions of Pb, Zn, S, and TFe (Total Iron) are shown on the following charts. Assay results for S and TFe are not utilized in our grade estimation work, as the number of samples and assays are too limited and potentially not representative. As shown in the charts, there are no obvious irregularities in the

statistical results. The correlation of grade distribution for Pb and Zn is positive (correlation coefficient of 0.7013). For the linear regression analysis, see the Correlation Analysis of Zn and Pb graph on the next page.



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PB GRADE(%)

Histogram of Pb Grade Distribution



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ZN GRADE(%)

Histogram Chart of Zn Grade Distribution


PB GRADE%
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ZN GRADE%

Correlation Analysis of Zn and Pb

3.7.7 Modeling and Grade Estimation

As the initial step, the ore body was manually delineated by stringing up the sampled segments of the drives/crosscuts on the plan map of roadway engineering. We then transformed this manual representation into a wireframe to form a three-dimensional boundary. A prototype model was then used to fill the enclosed (solid) wireframe to form a block model. The sampling data taken within the delineated ore body are interpolated in three-dimensional space to form the final model.

A delineation method was utilized to capture the contact between ore body and the wall rock in the workings. Linear and/or curve connections are projected between

drives/crosscuts openings; the thickness of the ore body between openings was not larger than the average thickness of the ore body within drives/crosscuts openings on both sides. In the places where the sampling is insufficient, the location of F_4 fault and biogenetic reef and the distribution of dolomite are considered.

For differentiation of the ore body and the wall rock, boundary grades are utilized. Cut-off grades of Zn>0.5% or Pb>0.5% are utilized in defining the boundary of the ore body; when both Zn and Pb grades are less than 0.55, the wall rock is defined. On the whole, the boundary between the ore body and the wall rock is quite distinct.

The sampling data from the deposit did not include instances of extremely high metal grades, eliminating the need to consider special treatment of extremely high metal grades prior to the grade estimation exercise. It was determined that the sampling data supported determination of Probable Reserves of Zn and Pb ore.

The following parameters were used in the block modeling:

- Grade estimation method: inverse distance squared method
- Grade estimation ellipsoid occurrence: dip direction 160 degrees, dip angle 80 degrees
- Basic grade estimation radius for indicated resource: 25m×25m×10m (strike×dip×thickness)
- Grade estimation radius for inferred resource: 75m×75m×30m (strike×dip×thickness)
- Minimum amount of samples for grade estimation: 1
- Maximum amount of samples for grade estimation: 20
- Grade estimation quadrant limit: samples were from at least two quadrants and each quadrant had a minimum of 1 sample and a maximum of 20 samples to be involved in the grade estimation
- Basis unit dimensions: XD=10m, YD=10m, ZD=10m
- Sub-block sizes at the X, Y, and Z directions: 2.5m, 2.5m, 2.5m
- Bulk density: average value of 3 t/m^3

Kriging methods were not utilized, recognizing that the available dataset is not ideal for variographic analysis, especially in the fitting of variographic functions (mathematical models). The primary issue is the lack of sufficient data points on a regular grid. Use of variography and kriging methods would have potentially resulted in inaccurate modeling in our opinion. Based upon inferences drawn from variography in various directions

coupled with our understanding of the mine geology, appropriate search radii were determined with the application of inverse distance squared method in the modeling.

3.7.8 Model Validation

A number of tests were performed to validate our modeling and estimation results:

- Visual comparison of mineralization zone interpretation relative to sample composites.
- Visual comparison of block grade estimation results relative to sample composites.
- Global comparison of grade distributions via histogram and lognormal probability plot.
- Comparison of estimates with previously published and client-provided results.

3.7.9 Reserves

Reserve estimates for the Shangchao Mine are based on a mine plan provided by Jintai and reviewed by BOYD. The estimate is constrained by the 220 m elevation limits of the authorized mining rights. Mine plan observations show that scheduled mining is typically conducted in both reserve and inferred resource locations. See Figures 3.1 to 3.6, following this section.

Various boundary grades are used to determine the reserve tonnage. In the graph below (Correlation Analysis of Zn and Pb), the resource tonnage axis is on the left while grade axis is on the right and the varying boundary grades are listed on the horizontal axis, with limitation on them being either Pb or Zn grade is greater than the boundary grades. As shown in the graph, when boundary grades range below 4%, there are no obvious variations in resource tonnages and average grades of Pb and Zn, indicating the grades of the majority of the resources are larger than 4% (mainly due to contributions of Zn), but after boundary grades exceed 5%, the variations of resources and grades are

relatively large, showing the grades of most ores ranges between 4% and 5%. The conclusion is that acceptable stability is exhibited in the deposit grades.



Following this page are:

Figures

P:\ENG_WP\3480.003\WP\Report\CH3-Geology and Reserves.doc


N
N 2,795,500
N 2,795,000
N 2,794,500
N 2,794,000
E 36,520,000
E 36,520,500
LEGEND
Mining Right Area
Active Stope
Orebody
Incline
Drift
Probable Reserves
Mined Out Area
Portal 8
Mine Mouth
Portal 9
Mine Mouth
Stope
Stope
Mined Out Area
MINE INDUSTRIAL FIELD
DAHUANJIANG RIVER
SMELTING PLANT
JIN-HONG RAILWAY
Huaji
Shangchao
Chaokou
Mining Right Area
Ore Body
Figure Area
No Scale
Scale(m)
100 50 0 100 200
P:\CAD_GROUP\3480.003\FIGURES\FIGURE3.1.DWG

FIGURE 3.1
RESERVE MAP
310 METER LEVEL
SHANGCHAO ZINC / LEAD MINE
Guangxi Zhuang Autonomous Region,
People's Republic of China

Prepared For
JINTAI MINING GROUP, INC.

John T. Boyd Company
November 2010
Scale as Shown


E 36,520,000
E 36,520,500
N 2,795,500
N 2,795,000
LEGEND
Mining Right Area
Active Stope
Orebody
Incline
Drift
Probable Reserves
Portal 3
Mine Mouth
N
stopes
MINE INDUSTRIAL FIELD
DAHUANJIANG RIVER
SMELTING PLANT
JIN-HONG RAILWAY
Huaji
Shangchao
Chaokou
Mining Right Area
Ore Body
Figure Area
No Scale
Scale(m)
100 50 0 100 200
John T. Boyd Company

FIGURE 3.2
RESERVE MAP
305 METER LEVEL
SHANGCHAO ZINC / LEAD MINE
Guangxi Zhuang Autonomous Region,
People's Republic of China

Prepared For
JINTAI MINING GROUP, INC.

November 2010
Scale as Shown

P:\CAD_GROUP\3480.003\FIGURES\FIGURE3.2.DWG


E 36,520,500
E 36,521,000
N 2,795,500
N 2,795,000
N 2,794,500
LEGEND
Mining Right Area
Orebody
Crosscut
Incline
Drift
Probable Reserves
Portal 6
Mine Mouth
Portal 1
Vent Raise
Vent Raise
N
MINE
INDUSTRIAL FIELD
SMELTING PLANT
DAHUANJIANG RIVER
JIN-HONG
RAILWAY
Huaji
Shangchao
Chaokou
Mining Right
Area
Ore Body
Figure Area
No Scale
Scale(m)
100 50 0 100 200

FIGURE 3.3
RESERVE MAP
280 METER LEVEL
SHANGCHAO ZINC / LEAD MINE
Guangxi Zhuang Autonomous Region,
People's Republic of China

Prepared For
JINTAI MINING GROUP, INC.

John T. Boyd Company

November 2010
Scale as Shown

P:\CAD_GROUP\3480.003\FIGURES\FIGURE3.3.DWG


N
E 36,520,000
E 36,520,500
N 2,795,500
N 2,795,000
N 2,794,500
LEGEND
Mining Right Area
Orebody
Crosscut
Incline
Drift
Probable Reserves
MINE INDUSTRIAL FIELD
DAHUANJIANG RIVER
SMELTING PLANT
JIN-HONG RAILWAY
Huaji
Shangchao
Chaokou
Mining Right Area
Ore Body
Figure Area
Scale(m)
100
50
0
100
200

FIGURE 3.4
RESERVE MAP
270 METER LEVEL
SHANGCHAO ZINC / LEAD MINE
Guangxi Zhuang Autonomous Region,
People's Republic of China

Prepared For
JINTAI MINING GROUP, INC.

John T. Boyd Company

November 2010
Scale as Shown

P:\CAD_GROUP\3480.003\FIGURES\FIGURE3.4.DWG


N
JTB
E 36,521,000
E 36,520,500
N 2,795,500
N 2,795,000
N 2,794,500
MINE INDUSTRIAL FIELD
DAHUANJIANG RIVER
SMELTING PLANT
JIN-HONG RAILWAY
Huagi
Shangchao
Chaokou
Mining Right Area
Ore Body
Figure Area
No Scale
Portal 1
Vent Raise
LEGEND
Mining Right Area
Orebody
Crosscut
Incline
Drift
Probable Reserves
Scale(m)
100 50 0 100 200

FIGURE 3.5
RESERVE MAP
265 METER LEVEL
SHANGCHAO ZINC / LEAD MINE
Guangxi Zhuang Autonomous Region, People's Republic of China

Prepared For
JINTAI MINING GROUP, INC.

John T. Boyd Company | November 2010 | Scale as Shown



MINE INDUSTRIAL FIELD
DAHUANJIANG RIVER
SMELTING PLANT
JIN-HONG RAILWAY
Huaji
Shangchao
Chaokou
Ore Body
Mining Right Area
Figure Area
No Scale
LEGEND
Mining Right Area
Orebody
Crosscut
Incline
Drift
Probable Reserves
E 36,520,000
E 36,520,500
E 36,521,000
N 2,796,000
N 2,795,500
N 2,795,000
N 2,794,500
N
Portal 1
Portal 9
Mine Mouth
Scale(m)
100 50 0 100 200

FIGURE 3.6
RESERVE MAP
245 METER LEVEL
SHANGCHAO ZINC / LEAD MINE
Guangxi Zhuang Autonomous Region,
People's Republic of China

Prepared For
JINTAI MINING GROUP, INC.

John T. Boyd Company
November 2010
Scale as Shown

P:\CAD_GROUP\3480.003\FIGURES\FIGURE3.6.DWG

The mine operates on a 300-day-per-year basis and a daily work schedule of three 8-hour shifts. Mining operations at Shangchao Mine are all performed by Jintai's mining personnel.

The nature of the ore body at the Shangchao Mine makes it amenable to both shrinkage stoping and sublevel stoping methods, and in some places, there is a hybrid of the two. The average daily output from the two mining methods approximates 200 tpd per stope. ROM ore from the Shangchao Mine serves as feedstock for two beneficiation plants which have a present designed maximum throughput of 450 and 650 tpd, respectively.

Site infrastructure consists of block buildings for offices, staff housing, and warehouses for the storage of basic material and supplies.

4.2 Staffing

Reported workforce for the nine portals totals 866 personnel. There are an additional 40 personnel based in the corporation administration office. The Yagang and Xingda concentrators and Duchuan smelter employ 502 personnel, bringing the entire Jintai workforce to 1,408.

	Staff		
Department	Full Time	Part Time	Total
Office	6	-	6
Accounting	8	-	8
Human Resources	4	-	4
Sales	10	-	10
Procurement	7	-	7
Administration	5	-	5
Shangchao Zinc/Lead Ore			
Mining Operation and Management	326	540	866
Yagang Concentrator	75	61	136
Xingda Concentrator	45	56	101
Duchuan Smelter	135	130	265
Total	621	787	1,408

The provincial government has implemented restrictions with respect to the number of personnel permitted to be underground at any time, according to mine output. The current maximum number of allowable underground employees at Shangchao Mine is 30 per shift. We do not anticipate further increases in the underground workforce if the current output level is retained.

4.3 Mine Openings

Shangchao main openings consist of three adits and six inclines shafts, with an extensive network of more than 40 internal shafts (winze), drifts, and crosscuts providing access throughout the underground mine workings. The cross sectional dimensions of most of the openings are 2.2 m x 2.2 m. The following shows a brief description of these main openings in the nine mining areas:

Openings	Type	Function	Length (m)	Vent. Type	Working Level Serviced	Open to Surface
Portal 1						
1	**Adit**	Production/Service	1,728	Intake	310 m	Yes
2	Adit	Production	953	Intake	245 m	-
3	Adit	Production	285	Intake	280 m	-
4	Adit	Production	396	Intake	235 m	-
5	Adit	Ventilation	251	Return	Drift	-
6	Adit	Ventilation	226	Return	Crosscut	-
7	Incline	Production	154	Intake	310-245 m	-
8	Incline	Production	226	Intake	310-200 m	-
9	Incline	Production	170	Intake	310-235 m	-
10	Incline	Production	80	Intake	310-280 m	-
11	Incline	Production	88	Intake	200-165 m	-
Portal 2						
1	**Adit**	Production/Service	455	Intake	450 m	Yes
2	Adit	Production	212	Intake	245 m	-
3	Adit	Production	110	Intake	180 m	-
4	Incline	Production	187	Intake	450-357 m	-
5	Incline	Production	187	Intake	357-267 m	-
6	Incline	Production	96	Intake	267-245 m	-
7	Incline	Production	93	Intake	245-180 m	-
Portal 3						
1	Adit	Production/Service	350	Intake	310 m	-
2	Adit	Production	80	Intake	310-180 m	-
3	Adit	Production	70	Return	310 m	-
4	Adit	Production	91	Return	180 m	-
5	**Incline**	Production	220	Intake	516-408 m	Yes
6	Incline	Production	202	Intake	408-338 m	-
7	Incline	Production	244	Intake	338-240 m	-
8	Incline	Production	240	Intake	408-308 m	-
9	Incline	Production	230	Intake	308-180 m	-
Portal 4						
1	Adit	Production/Service	323	Intake	210 m	-
2	Adit	Production/Service	190	Return	135 m	-
3	Adit	Production/Service	55	Return	135 m	-
4	**Incline**	Production	405	Intake	405-210 m	Yes
5	Incline	Production	167	Return	210-135 m	-
Portal 5						
1	Adit	Production/Service	291	Intake	318 m	-
2	Adit	Production/Service	124	Intake	135 m	-
3	**Incline**	Production	209	Intake	466-377 m	Yes
4	Incline	Production	110	Intake	377-318 m	-

Openings	Type	Function	Length (m)	Vent. Type	Working Level Serviced	Open to Surface
Portal 6						
1	Adit	Production/Service	250	Intake	135 m	-
2	Adit	Production/Service	148	Intake	135 m	-
3	**Incline**	Production	310	Intake	529-330 m	Yes
4	Incline	Production	249	Intake	330-135 m	-
Portal 7						
1	Adit	Production/Service	271	Intake	180 m	-
2	Adit	Production/Service	234	Intake	180 m	-
3	Adit	Production/Service	86	Intake	135 m	-
4	**Incline**	Production	313	Intake	340-135 m	Yes
Portal 8						
1	**Adit**	Production/Service	275	Intake	455 m	Yes
2	Adit	Production/Service	397	Intake	250 m	-
3	Adit	Production	236	Intake	250 m	-
4	Adit	Production	240	Intake	315-250 m	-
5	Incline	Production	241	Intake	455-315 m	-
6	Incline	Production	240	Intake	315-210 m	-
Portal 9						
1	Adit	Production/Service	245	Intake	210-290 m	-
2	Adit	Production	370	Intake	318-210 m	-
3	Adit	Production	210	Intake	318-210 m	-
4	Adit	Production	223	Return	210 m	-
5	**Incline**	Production	353	Intake	520-318 m	Yes
6	Incline	Production	209	Intake	318-210 m	-
7	Incline	Production	74	Intake	310-290 m	-

From the pit mouth descending to the various levels and sublevels, drifts are developed to provide access to the No. II ore body with crosscuts strategically positioned at points leading to the stopes. The primary mining levels are 300, 280, 265, 245, 210, 185, and 135 m levels, with the 300 m level subdivided into four sublevels, namely, 305, 310, 315, and 318 m. Presently, the other levels do not have sublevels. Generally, all of the main openings serve dual functions, i.e., ore hoisting and support services, including hoisting of personnel, materials, and waste between the underground and the surface.

The following is a three-dimensional view of the Shangchao Mine, with portal openings identified by number.


1
2
3
4
5
6
7
8
9
N

Reported monthly advance rates for the various types of openings are as follows:

- Incline shaft : 100 – 110 m
- Raise : 100 – 110 m
- Adit/Drive/Crosscuts : 130 – 140 m

Stope preparation, drift/crosscut development, and shaft sinking geared towards production expansion were underway at the time of BOYD's June and August 2010 visits. The photograph below illustrates an incline portal.



Shangchao Mine — Incline Portal

The completed development system and the numbers of prepared stopes at Shangchao Mine are considered adequate to support the current production output of more than 1,500 tpd. The ongoing program to increase the size of the main adit at mine portal one is appropriate to support the planned higher output levels.

4.4 Mining Operation

4.4.1 Mining Method Description

The country rock in the Shangchao Mine, composed principally of granite, is strong, stable, and competent, providing favorable geotechnical conditions. Structures controlling the ore bodies are determined to be moderately wide and relatively steeply dipping. The main ore body has an average width of approximately 17 m. The grades are fairly constant throughout the ore body, and the contact between the ore bodies and hanging-wall/footwall is reasonably distinct. The dip of the deposit averages 65 degrees. Based on these ore body attributes, Shangchao Mine employs two major mining

methods contemporaneously: Shrinkage Stoping (primary) and Sublevel Open Stoping (secondary) and/or a variation of the two methods in some places.

Shrinkage Stoping: In this mining method, broken ore is temporarily retained in the stope to provide a working platform and/or to offer temporary support to the stope walls during active mining. Since the ore swells when broken, the ore pile in the stope has to be reduced by a corresponding amount (approximately a third) by drawing some of the broken ore out as the stope is advanced upwards/up-dip. Eventually, when the entire vein has been blasted, filling the stope with broken ore, the broken ore is extracted by a process similar to block caving from chutes beneath the undercut.

Sublevel Stoping: This mining method provides access to the ore body at various sublevels between the main haulage levels in order to drill and blast the intervening ore. Stope drilling is carried out from drilling drifts on the sublevels and the ore is blasted in slices towards an open face, which generally is vertical. The shot ore flows by gravity to the bottom of the stope, where it is removed through draw-points.

4.4.2 Development

The amount of development work necessary to prepare sublevel stoping in comparison to shrinkage stoping is generally more extensive and development primarily entails drifting to prepare sublevels. Shrinkage stoping is widely used at Shangchao Mine.

Development at Shangchao Mine is performed efficiently utilizing multiple stopes on two levels. Currently developed mining levels are at 280, 265, 245, and 225 m. The dimension of the main drive entry is 2.2 m x 2.2 m; production drift (crosscut) is 2.0 m x 2.2 m; rib raise is 2.0 m x 2.0 m. Where sublevel stoping is employed, the sublevel height of 5 to 7 m is used and the draw-points are at 5 m intervals (center to center).

Stope parameters are as follows:

- Crown pillar: 3 m
- Rib Pillar: 6 m
- Sill Pillar: 5 m
- Stope length: 50 – 60 m

Crosscuts are driven off the haulage (main) drift as soon as practicable into rib pillars to access the ore body and to develop stope raises. The haulage drift is continued, driving to the first draw-point with the drift. This draw-point is driven on the edge of the rib pillar and completely through the ore in order to connect the chute of the stope. This is done

depleted, the broken ore is extracted and, where necessary, backfilled with waste rock from drift development. Ore dilution at Shangchao averages 10%; ore recovery averages 90%, but can vary depending on local conditions.

The photograph below illustrates ore manually drawn from an ore-chute at Shangchao Mine.



The photograph below illustrates ore hoisted to the surface at a portal in Shangchao Mine.



4.4.5 Mining Equipment

The mining equipment in use at Shangchao Mine is locally manufactured and summarized in the following table:

	Quantity								
Equipment	Portal 1	Portal 2	Portal 3	Portal 4	Portal 5	Portal 6	Portal 7	Portal 8	Portal 9
Transformer	2	1	1	1	1	1	1	1	1
Generator	-	1	-	-	-	-	-	1	-
Fan	4	5	4	3	2	2	2	4	6
Air Compressor	5	1	1	1	1	1	1	2	1
Winch	5	5	7	2	2	2	1	3	3
Locomotive	4	1	1	-	-	-	-	-	-
Drilling Machine	10	6	6	6	2	6	4	12	8
Water Pump	2	2	3	2	1	2	1	2	3
Man-car	1	1	1	1	1	1	1	1	1
Mine Car	200	80	90	40	20	50	30	85	60

Although we were not provided with equipment availability and/or maintenance records, cursory review of the major mining equipment in use indicates that the equipment fleet appears adequate to support annual output requirements.